Exhibit 10.2

Hologic, Inc.
Notice of Grant of Performance Stock Units	ID: 04-2902449
(Price Targets) and Performance Stock Unit	35 Crosby Drive
(Price Targets) Award Agreement	Bedford, MA 01730

Grantee Name	Plan: 2008 Equity Incentive Plan (the “Plan”)

Effective GRANT DATE (the “Grant Date”), you (the “Grantee”) have been granted an award of a number of SHARES GRANTED performance stock units (“PSUs”) of Hologic, Inc. (the “Company”). The PSUs are granted pursuant to the terms and conditions of the Plan, referenced above, and the performance stock unit award agreement (the “PSU Award Agreement”) provided herewith.

Subject to the terms and conditions of the PSU Award Agreement and the Plan, the PSUs will vest upon the achievement of the performance targets set forth in the 2014 CEO Performance Program (the “2014 CEO Performance Overview”) in accordance with the schedule set forth therein, entitling you to receive one share of the Company’s common stock for each PSU so vested.

By your signature and the Company’s signature below, you and the Company agree that these PSUs are granted under and governed by the terms and conditions of the Plan and the PSU Award Agreement.

Hologic, Inc.	Date

Electronic Signature	Acceptance Date

Hologic, Inc.

Performance Stock Unit (Price Targets) Award Agreement

Performance Stock Unit (Price Targets) Award Agreement (the “PSU Award Agreement”) pursuant to the Hologic, Inc. 2008 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company and the Grantee entered into an Employment Agreement and a Change of Control Agreement, both dated as of December 6, 2013 (the “Employment Agreement” and “Change of Control Agreement”, respectively);

WHEREAS, in accordance with the terms of the Employment Agreement the Company and the Grantee desire to enter into an agreement whereby the Company will grant the Grantee Performance Stock Units (“PSUs”) in respect of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as set forth in the Notice of Grant of Performance Stock Units to which this PSU Award Agreement is attached (the “Award Notice”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of PSUs. Pursuant to the terms and conditions of this PSU Award Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Grantee an award for the number of PSUs as provided in the Award Notice. The shares of Common Stock covered by these PSUs are sometimes hereinafter referred to as the “PSU Shares.” The number and class of securities and vesting schedule of the PSUs are subject to adjustment as set forth in this PSU Award Agreement, the Plan and the 2014 CEO Performance Overview (which is incorporated herein by reference). In the event of a conflict between the terms and conditions of the Plan and this PSU Award Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

2. Performance Stock Units. Each PSU entitles the Grantee to receive from the Company (i) one share of Common Stock for each PSU vested as of a Vesting Date (as defined below) and (ii) the right to receive notional dividend equivalents, if any, each in accordance with the terms of and subject to adjustment as provided in this PSU Award Agreement, the Plan and the 2014 CEO Performance Overview. After a Vesting Date, and subject to the terms and conditions of this Agreement, the Company shall deliver the PSU Shares which have vested on that date. To the extent that the PSUs granted hereby are not otherwise forfeited, the number of PSUs that vest shall be rounded to the nearest whole PSU.

3. Dividend Equivalents. Until the Vesting Date, whenever dividends are paid or distributed with respect to the Common Stock, the Grantee shall be entitled to receive notional dividend equivalents (the “Dividend Equivalents”) in an amount equal in value to the amount of the dividend or property distributed on a single share of Common Stock as of the record date for such dividend or distribution, multiplied by the number of PSUs granted hereunder that are vested as of the Vesting Date. Payment of the notional dividend equivalents paid on PSUs will be withheld by the Company and shall be delivered to the Grantee as of the Vesting Date, if and only to the extent that the PSUs have vested as of said date, as set forth in paragraph 4.

4. Vesting.

(a) Subject to the terms and conditions set forth herein, upon the achievement during the Performance Period (as defined below) of any of the three Average Closing Price Performance Targets set forth in the 2014 CEO Performance Overview (the “Performance Targets”), the PSUs granted hereby will vest in accordance with the 2014 CEO Performance Overview (the date of such vesting to be referred to herein as a “Vesting Date”). For purposes of this PSU Award Agreement, the term “Performance Period”

shall be the period commencing on the date of grant of the PSUs covered hereby as set forth in the Award Notice (the “Award Date”) and ending on the earlier to occur of (i) five years from the Award Date, (ii) the termination of Grantee’s Service to the Company (as defined below) or (iii) the occurrence of a Change of Control (as defined in the Change of Control Agreement). For purposes of this PSU Award Agreement: the term “Service” shall mean service as a Service Provider to the Company; and the term “Service Provider” shall mean an employee, officer or director of the Company or an Affiliate of the Company or a consultant currently providing services to the Company or an Affiliate of the Company. Whether a termination of Service shall have occurred for purposes of this PSU Award Agreement shall be determined by the Company, which determination shall be final, binding and conclusive. If the Grantee’s Service is terminated prior to a Vesting Date, then the unvested PSUs shall terminate and Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3, with respect to such unvested PSUs.

5. Nontransferability. The PSUs granted pursuant to this PSU Award Agreement may not be transferred without the consent of the Company, other than by will or the laws of descent and distribution.

6. No Rights Other Than Those Expressly Created. Neither this PSU Award Agreement, the PSUs, nor any action taken hereunder shall be construed as (i) giving the Grantee any right to be retained in the Service of, or continue to be affiliated with, the Company, (ii) giving the Grantee any equity or interest of any kind in any assets of the Company, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Grantee and the Company. As to any claim for any unpaid amounts or distributions under this PSU Award Agreement, any person having a claim for payments shall be an unsecured creditor. The Grantee shall not have any of the rights of a stockholder with respect to any PSU Shares or any Dividend Equivalents until such time as the underlying PSU has been vested and the PSU Shares have been issued.

7. Compliance with Laws.

(a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect or withhold income or other taxes from Grantee upon a Vesting Date or at some other time. The Company may require, upon a Vesting Date, or demand, at such other time as it may consider appropriate, that the Grantee pay the Company the amount of any taxes which the Company may determine is required to be collected or withheld, and the Grantee shall comply with the requirement or demand of the Company.

(b) Section 280G. In the event that the Grantee shall become entitled to payments and/or benefits provided by this PSU Award Agreement or any other amounts in the “nature of compensation” as a result of a Change of Control (the “Company Payments”), and such Company Payments will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code or similar provision, except as may otherwise be provided in the Change of Control Agreement.

(c) Securities Law Compliance. Upon vesting (or partial vesting) of the PSUs granted hereunder, the Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the PSU Shares in compliance with the provisions of applicable federal or state securities laws. The Company, in its discretion, may postpone the issuance and delivery of PSU Shares until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Company may consider appropriate. In addition, the Company may require that prior to the issuance or transfer of PSU Shares, the Grantee enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. The PSU Shares issued hereunder may be legended to reflect such restrictions.

(d) General. No PSU Shares shall be issued or Dividend Equivalents distributed upon vesting of a PSU granted hereunder unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such PSU Shares and/or distribution of such Dividend Equivalents.

8. Miscellaneous.

(a) 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder.

(b) Recoupment/Claw-Back of Awards. Notwithstanding any other provision of this PSU Award Agreement to the contrary, any PSU granted under this PSU Award Agreement (including any proceeds, gains or other economic benefit actually or constructively received upon any receipt or exercise of any PSU or upon the receipt or resale of any share of Common Stock underlying the PSU) shall be subject to the terms of any compensation recoupment or claw-back policy implemented by the Company, as any such policy may be amended from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), government regulation or stock exchange listing requirement.

(c) Discretion of the Committee. Unless otherwise explicitly provided herein, the Board of Directors of the Company, or an authorized committee thereof, shall make all determinations required to be made hereunder, including but not limited to determinations relating to the achievement of any thresholds or the vesting of any PSUs hereunder, and shall interpret all provisions of this PSU Award Agreement and the underlying PSUs, as it deems necessary or desirable, in its sole and absolute discretion. Such determinations and interpretations shall be binding on and conclusive to the Company and the Grantee.

(d) Amendment. This PSU Award Agreement may only be modified or amended by a writing signed by both parties.

(e) Notices. Any notices required to be given under this PSU Award Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

if to the Company:

Hologic, Inc.

35 Crosby Dr.

Bedford, MA 01730

Attention: Chief Financial Officer

if to the Grantee:

As set forth in the records of the Company

or to such other address as either party may designate under the provisions hereof.

(f) Entire Agreement. This PSU Award Agreement shall supersede in its entirety all prior undertakings and agreements of the Company and the Grantee, whether oral or written, with respect to the PSUs granted hereunder; provided, however, that nothing herein shall supersede any Employment or Change of Control Agreements, that may provide, in certain circumstances, for greater benefits regarding acceleration of vesting of equity awards granted to the Grantee.

(g) Successors and Assigns. The rights and obligations of the Company under this PSU Award Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(h) Applicable Law; Severability. All rights and obligations under this PSU Award Agreement shall be governed by the laws of the State of Delaware. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this PSU Award Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this PSU Award Agreement shall nevertheless remain in full force and effect.

(i) Paragraph Headings; Rules of Construction. The paragraph headings used in this PSU Award Agreement are for convenience of reference, and are not to be construed as part of this PSU Award Agreement. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this PSU Award Agreement.

(j) Electronic Copies. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this PSU Award Agreement, the Grantee consents and agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, the Company will provide such copies upon request.

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this PSU Award Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this PSU Award Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(l) Counterparts. The Award Notice to which this PSU Award Agreement is a part may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.